EXHIBIT 99.1

News Release

For Immediate Release

GenCorp Reports 2011 Annual and Fourth Quarter Results

SACRAMENTO, Calif. – February 6, 2012 – GenCorp Inc. (NYSE: GY) today reported results for the fiscal year and fourth quarter ended November 30, 2011.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

Fiscal 2011 compared to Fiscal 2010

•	Net sales for 2011 totaled $918.1 million compared to $857.9 million for 2010.
•	Adjusted EBITDAP (Non-GAAP measure) for 2011 was $115.4 million or 12.6% of net sales, compared to $110.7 million or 12.9% of net sales, for 2010.
•	Segment performance (Non-GAAP measure) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $114.2 million or 12.4% of net sales for 2011, compared to $104.9 million or 12.2% of net sales for 2010.
•	Net income for 2011 was $2.9 million, or $0.05 diluted earnings per share, compared to net income of $6.8 million, or $0.12 diluted earnings per share, for 2010.
•	Cash provided by operating activities in 2011 totaled $76.8 million, compared to $148.1 million in 2010.
•	Free cash flow (Non-GAAP measure defined as cash provided by operating activities less capital expenditures) in 2011 totaled $55.7 million, compared to $131.2 million in 2010.
•	As of November 30, 2011, the Company had $138.4 million in net debt (Non-GAAP measure defined as debt principal less cash and marketable securities) compared to $188.5 million as of November 30, 2010.
•	Funded backlog as of November 30, 2011 was $902 million compared to $804 million as of November 30, 2010.

Fourth Quarter of 2011 compared to Fourth Quarter of 2010

•	Net sales for the fourth quarter of 2011 totaled $252.2 million compared to $226.3 million for the fourth quarter of 2010.
•	Adjusted EBITDAP (Non-GAAP measure) for the fourth quarter of 2011 was $32.3 million or 12.8% of net sales, compared to $25.6 million or 11.3% of net sales, for the fourth quarter of 2010.
•	Segment performance (Non-GAAP measure) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $32.3 million or 12.8% of net sales for the fourth quarter of 2011 compared to $26.5 million or 11.7% of net sales for the fourth quarter of 2010.
•	Net income for the fourth quarter of 2011 was $0.5 million, or $0.01 diluted earnings per share, compared to net loss of $0.6 million, or $0.01 loss per share, for the fourth quarter of 2010.

“We are very pleased to report continued improvement in our core operating results," said Scott J. Seymour, GenCorp Inc. President and CEO, and President, Aerojet - General Corporation. "We will remain focused in 2012 on delivering excellent performance to our customers, driving efficiencies across our operations, and creating value through the expansion of our business."

-more-

Operations Review

Aerospace and Defense Segment

Net sales for the fourth quarter of 2011 increased to $249.0 million compared to $224.5 million for the fourth quarter of 2010. The increase in net sales was primarily due to the following: (i) awards received in fiscal 2010 on the Bomb Live Unit – 129B composite case resulting in $9.0 million of additional net sales; (ii) awards received in fiscal 2010 on the Stinger 346 contract resulting in $7.8 million of additional net sales; and (iii) an increase of $6.5 million on the Atlas V contract due to increased deliveries in the current period.

Net sales for 2011 increased to $909.7 million compared to $850.7 million for 2010. The increase in net sales was primarily due to the following: (i) an increase of $27.7 million in the various air-breathing propulsion programs primarily due to the prior year’s awards on Supersonic Sea Skimming Target and Triple Target Terminator contracts; (ii) awards received in fiscal 2010 on the Hawk program resulting in $24.8 million of additional net sales; and (iii) awards received in fiscal 2010 on the Bomb Live Unit — 129B composite case resulting in $22.2 million of additional net sales. The increase in net sales was partially offset by a decrease of $22.0 million on the Orion program due to NASA funding constraints.

Segment performance for the fourth quarter of 2011 was income of $19.5 million, 7.8% of net sales, compared to income of $15.6 million, 6.9% of net sales, in the fourth quarter of 2010. The increase in segment margin compared to the comparable prior year period was primarily driven by: (i) higher sales and favorable contract performance across multiple product lines and (ii) decrease in retirement benefit expense. These factors were partially offset by an increase in unusual item charges.

Segment performance for 2011 was income of $74.6 million, 8.2% of net sales, compared to income of $67.3 million, 7.9% of net sales, in 2010. The increase in the 2011 segment margin was driven by (i) a decrease in retirement benefit expense and (ii) favorable contract performance across multiple product lines. These factors were partially offset by (i) higher environmental related costs; (ii) an increase in costs on a space contract related to a test failure; and (iii) an increase in costs on missile defense contracts related to inefficiencies and a test failure/re-work on rocket motors.

The Company’s funded backlog grew by 12.2% in 2011 compared to 2010. A summary of the Company’s backlog is as follows:

	November 30,	November 30,
	2011	2010
	(In millions)
Funded backlog	$902	$804
Unfunded backlog	520	573
Total contract backlog	$1,422	$1,377

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control.

Real Estate Segment

Sales and segment performance for the fourth quarter of 2011 were $3.2 million and $2.1 million, respectively, compared to $1.8 million and $1.3 million for the fourth quarter of 2010, respectively. Sales and segment performance for 2011 were $8.4 million and $5.6 million, respectively, compared to $7.2 million and $5.3 million for 2010, respectively. 2011 results included $1.7 million in land sales resulting in a gain of $1.2 million.

-more-

Corporate and other

Corporate and other expenses decreased to $3.1 million in the fourth quarter of 2011 from $6.9 million in the fourth quarter of 2010. Corporate and other expenses decreased to $10.8 million in 2011 from $21.5 million in 2010. The decrease was primarily due to lower environmental remediation costs in 2011.

Additional Information

Debt Activity

As of November 30, 2011, the Company had $67.1 million of outstanding letters of credit under the $150.0 million revolving credit facility and had $50.0 million outstanding under the term loan facility.

The Company’s debt activity during 2011 was as follows:

	November 30, 2010	Debt Discount Amortization	Cash Payments	Non-cash Repurchase Activity	November 30, 2011
	(In millions)
Term loan	$51.1	$—	$(1.1)	$—	$50.0
9½% Senior Subordinated Notes	75.0	—	—	—	75.0
4 1/16% Convertible Subordinated Debentures	200.0	—	—	—	200.0
2¼% Convertible Subordinated Debentures (“2¼% Debentures”)	68.6	—	(68.2)	(0.2)	0.2
Debt discount on 2¼% Debentures	(4.0)	3.5	—	0.5	—
Other debt	2.0	—	(0.8)	—	1.2
Total Debt and Borrowing Activity	$392.7	$3.5	$(70.1)	$0.3	$326.4

Retirement Benefit Plans

Components of retirement benefit expense are:

	Three months ended		Year ended
	November 30, 2011	November 30, 2010	November 30, 2011	November 30, 2010
	(In millions)
Service cost	$1.0	$1.1	$4.0	$4.6
Interest cost on benefit obligation	20.4	22.6	81.9	90.1
Assumed return on plan assets	(25.6)	(27.1)	(102.4)	(107.8)
Amortization of net losses and other	15.8	13.8	62.9	55.0
Retirement benefit expense	$11.6	$10.4	$46.4	$41.9

The increase in retirement benefit expense was primarily due to the recognition of higher actuarial losses recognized in 2011 compared to 2010. The increase in actuarial losses was primarily the result of a decrease in the discount rate due to lower market interest rates used to determine the retirement benefit obligation. The discount rate was 5.21% as of November 30, 2010 compared to 5.65% as of November 30, 2009.

The Company estimates that its retirement benefit expense will be approximately $41 million in 2012.

As of the last measurement date at November 30, 2011, the Company’s total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the Company’s qualified plan were approximately $1,296.8 million, $1,550.4 million, and $236.4 million, respectively. The Pension Protection Act (the “PPA”) requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. The Company’s funded ratio as of November 30, 2010 under the PPA for its tax-qualified defined benefit pension plan was 96.2% which was above the 96.0% funding target ratio required under the PPA. The required funded ratio to be met as of the November 30, 2011 measurement date is 100%. While the final calculated PPA funded ratio as of November 30, 2011 is expected to be completed in the second half of 2012, the Company does not anticipate meeting the 100% requirement which could trigger funding requirements in the future, but not prior to 2013, which is the earliest possible date funding would be required. The Company does not expect to make significant contributions to the tax-qualified defined benefit pension plan in 2012.

-more-

The Company has accumulated $59.5 million in prepayment credits as of November 30, 2011. Companies may prepay contributions and, under certain circumstances, use those prepayment credits to satisfy the required funding of the pension plan’s annual required contribution thereby allowing companies to defer cash payments into the pension plan.

Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard (“CAS”) 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the PPA, on December 27, 2011, the Company expects to recover portions of any required pension funding through its government contracts on a more favorable basis. The Company is currently evaluating the impact of the harmonization of CAS 412 and CAS 413 on its financial statements.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	negative audit of the Company’s business by the U.S. government;
•	cost overruns on the Company’s contracts that require the Company to absorb excess costs;
•	failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
•	failure to secure contracts;
•	failure to comply with regulations applicable to contracts with the U.S. government;
•	costs and time commitment related to potential acquisition activities;
•	the Company’s inability to adapt to rapid technological changes;
•	failure of the Company’s information technology infrastructure;
•	failure to effectively implement the Company’s enterprise resource planning system;
•	product failures, schedule delays or other problems with existing or new products and systems;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	loss of key qualified suppliers of technologies, components, and materials;
•	the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
•	effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;

-more-

•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	environmental claims related to the Company’s current and former businesses and operations;
•	changes in the amount recoverable from environmental claims;
•	the results of significant litigation;
•	occurrence of liabilities that are inadequately covered by indemnity or insurance;
•	inability to protect the Company’s patents and proprietary rights;
•	business disruptions;
•	the earnings and cash flow of the Company’s subsidiaries and the distribution of those earnings to the Company;
•	the cost of servicing the Company’s debt and the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
•	risks inherent to the real estate market;
•	changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
•	additional costs related to the Company’s divestitures;
•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
•	fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
•	changes in the Company’s contract-related accounting estimates;
•	new accounting standards that could result in changes to the Company’s methods of quantifying and recording accounting transactions;
•	failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

Contact information:

Investors: Kathy Redd, chief financial officer 916.355.2361

Media: Glenn Mahone, vice president, communications 202.302.9941

(Tables to follow)

-more-

GenCorp Inc.
Condensed Consolidated Statements of Operations

(In millions, except per share amounts)	Three months ended November 30,		Year ended November 30,
	2011	2010	2011	2010
	(Unaudited)
Net Sales	$252.2	$226.3	$918.1	$857.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	218.2	197.9	799.3	753.9
Selling, general and administrative	10.9	8.2	40.9	26.7
Depreciation and amortization	6.4	8.7	24.6	27.9
Other expense, net	2.4	5.0	8.9	8.5
Unusual items:
Executive severance agreement	—	—	—	1.4
Loss on debt repurchased	0.4	0.1	0.2	1.2
Loss on bank amendment	1.3	—	1.3	0.7
Gain on legal settlement	—	(2.7)	—	(2.7)
Loss on legal matters and settlements	3.5	0.3	4.1	2.8
Total operating costs and expenses	243.1	217.5	879.3	820.4
Operating income	9.1	8.8	38.8	37.5
Non-operating (income) expense
Interest income	(0.2)	(0.4)	(1.0)	(1.6)
Interest expense	7.4	8.4	30.8	37.0
Total non-operating expense, net	7.2	8.0	29.8	35.4
Income from continuing operations before income taxes	1.9	0.8	9.0	2.1
Income tax provision (benefit)	2.7	1.3	6.1	(3.9)
(Loss) income from continuing operations	(0.8)	(0.5)	2.9	6.0
Income (loss) from discontinued operations, net of income taxes	1.3	(0.1)	—	0.8
Net income (loss)	$0.5	$(0.6)	$2.9	$6.8

Income Per Share of Common Stock
Basic:
(Loss) income per share from continuing operations	$(0.01)	$(0.01)	$0.05	$0.11
Income per share from discontinued operations, net of income taxes	0.02	—	—	0.01
Net income (loss) per share	$0.01	$(0.01)	$0.05	$0.12
Diluted:
(Loss) income per share from continuing operations	$(0.01)	$(0.01)	$0.05	$0.11
Income per share from discontinued operations, net of income taxes	0.02	—	—	0.01
Net income (loss) per share	$0.01	$(0.01)	$0.05	$0.12
Weighted average shares of common stock outstanding	58.8	58.6	58.7	58.5
Weighted average shares of common stock outstanding, assuming dilution	58.8	58.6	58.7	58.6

-more-

GenCorp Inc.
Operating Segment Information

(In millions)	Three months ended November 30,		Year ended November 30,
	2011	2010	2011	2010
Net Sales:	(Unaudited)
Aerospace and Defense	$249.0	$224.5	$909.7	$850.7
Real Estate	3.2	1.8	8.4	7.2
Total Net Sales	$252.2	$226.3	$918.1	$857.9
Segment Performance:
Aerospace and Defense	$30.2	$25.2	$108.6	$99.6
Environmental remediation provision adjustments	(1.9)	(1.9)	(8.9)	(0.2)
Retirement benefit plan expense	(5.3)	(7.4)	(21.0)	(29.3)
Unusual items	(3.5)	(0.3)	(4.1)	(2.8)
Aerospace and Defense Total	19.5	15.6	74.6	67.3
Real Estate	2.1	1.3	5.6	5.3
Total Segment Performance	$21.6	$16.9	$80.2	$72.6
Reconciliation of segment performance to income from continuing operations before income taxes:
Segment performance	$21.6	$16.9	$80.2	$72.6
Interest expense	(7.4)	(8.4)	(30.8)	(37.0)
Interest income	0.2	0.4	1.0	1.6
Stock-based compensation expense	(1.4)	(0.8)	(3.7)	(0.4)
Corporate retirement benefit plan expense	(6.3)	(3.0)	(25.4)	(12.6)
Corporate and other	(3.1)	(6.9)	(10.8)	(21.5)
Unusual items	(1.7)	2.6	(1.5)	(0.6)
Income from continuing operations before income taxes	$1.9	$0.8	$9.0	$2.1

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

-more-

GenCorp Inc.
Condensed Consolidated Balance Sheets
(In millions)	November 30, 2011	November 30, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$188.0	$181.5
Marketable securities	—	26.7
Accounts receivable	107.0	106.7
Inventories	49.5	51.1
Recoverable from the U.S. government and other third parties for environmental remediation costs	29.6	32.0
Grantor trust	1.3	1.8
Other receivables, prepaid expenses and other	20.2	25.3
Income taxes	5.3	7.5
Total Current Assets	400.9	432.6
Noncurrent Assets
Property, plant and equipment, net	126.9	126.4
Real estate held for entitlement and leasing	63.3	59.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	114.1	140.8
Grantor trust	13.3	14.5
Goodwill	94.9	94.9
Intangible assets	15.4	16.9
Other noncurrent assets, net	110.7	105.5
Total Noncurrent Assets	538.6	558.9
Total Assets	$939.5	$991.5
LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$2.8	$66.0
Accounts payable	33.8	27.1
Reserves for environmental remediation costs	40.7	40.7
Postretirement medical and life benefits	6.8	7.1
Advance payments on contracts	108.5	110.0
Deferred income taxes	3.1	—
Other current liabilities	104.1	110.3
Total Current Liabilities	299.8	361.2
Noncurrent Liabilities
Senior debt	47.5	50.6
Senior subordinated notes	75.0	75.0
Convertible subordinated notes	200.2	200.0
Other debt	0.9	1.1
Deferred income taxes	4.5	7.6
Reserves for environmental remediation costs	149.9	177.0
Pension benefits	236.4	175.5
Postretirement medical and life benefits	68.4	71.8
Other noncurrent liabilities	64.1	66.8
Total Noncurrent Liabilities	846.9	825.4
Total Liabilities	1,146.7	1,186.6
Redeemable common stock	4.4	5.1
Shareholders’ Deficit
Common stock	5.9	5.9
Other capital	261.2	257.3
Accumulated deficit	(179.3)	(182.2)
Accumulated other comprehensive loss, net of income taxes	(299.4)	(281.2)
Total Shareholders’ Deficit	(211.6)	(200.2)
Total Liabilities, Redeemable Common Stock and Shareholders’ Deficit	$939.5	$991.5

-more-

GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Year ended November 30,
(In millions)	2011	2010.
	(Unaudited)
Operating Activities
Net income	$2.9	$6.8
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(0.8)
Depreciation and amortization	24.6	27.9
Amortization of debt discount and financing costs	6.7	10.5
Stock-based compensation	3.7	0.4
Tax benefit from stock-based awards	(0.2)	—
Loss on debt repurchased and bank amendment	1.5	1.9
Changes in assets and liabilities other than grantor trust	36.2	98.6
Grantor trust	1.7	3.9
Net cash provided by continuing operations	77.1	149.2
Net cash used in discontinued operations	(0.3)	(1.1)
Net Cash Provided by Operating Activities	76.8	148.1
Investing Activities
Marketable securities activity, net	26.7	(26.6)
Capital expenditures	(21.1)	(16.9)
Net Cash Provided by (Used in) Investing Activities	5.6	(43.5)
Financing Activities
Proceeds from issuance of debt	—	200.0
Debt issuance costs	(4.2)	(7.7)
Debt repayments	(70.1)	(240.2)
Tax benefit from stock-based awards	0.2	—
Vendor financing repayments	(1.8)	(1.5)
Net Cash Used in Financing Activities	(75.9)	(49.4)
Net Increase in Cash and Cash Equivalents	6.5	55.2
Cash and Cash Equivalents at Beginning of Year	181.5	126.3
Cash and Cash Equivalents at End of Year	$188.0	$181.5

-more-

Use of Non-GAAP Financial Measures

In addition to segment performance, free cash flow, and net debt (discussed earlier in this release), the Company provides a Non-GAAP financial measure of the Company’s operational performance called Adjusted EBITDAP.  Management uses this metric to further its own understanding of the Company’s historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, ongoing and customary course of its operations.  Further, the Company believes that to effectively compare the core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings of the Company, and items incurred outside the ordinary, ongoing and customary course of its operations.  Accordingly, management defines Adjusted EBITDAP as GAAP income (loss) from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit plan costs (pension and postretirement benefits), and unusual items which management does not believe are reflective of such ordinary, ongoing and customary course activities.

The Company believes that providing this additional information is useful to better understand and assess the Company's operating performance. The measure allows investors, analysts, lenders, and other parties to better evaluate the Company's financial performance and prospects in the same manner as management. Because the Company's method for calculating the Non-GAAP measure may differ from other companies’ methods, the Non-GAAP measure presented below may not be comparable to similarly titled measures reported by other companies. This measure is not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

GenCorp Inc.

( In millions, except percentage amounts )	Three months ended November 30,		Year ended November 30,
	2011	2010	2011	2010
	(Unaudited)
GAAP income from continuing operations before income taxes	$1.9	$0.8	$9.0	$2.1
Interest expense	7.4	8.4	30.8	37.0
Interest income	(0.2)	(0.4)	(1.0)	(1.6)
Depreciation and amortization	6.4	8.7	24.6	27.9
Retirement benefit plan expense	11.6	10.4	46.4	41.9
Unusual items	5.2	(2.3)	5.6	3.4
Adjusted EBITDAP	$32.3	$25.6	$115.4	$110.7
Adjusted EBITDAP as a percentage of net sales	12.8%	11.3%	12.6%	12.9%